Exhibit 10.26

AMENDMENT #2 TO BIOATLA, INC.

2020 EQUITY INCENTIVE PLAN

Pursuant to the authority reserved to it in Section 9.1 of the BioAtla, Inc. 2020 Equity Incentive Plan, adopted October 29, 2020 and as amended from time to time (the “Plan”), the Board of Directors of BioAtla, Inc. (the “Board”) hereby amends the Plan as follows, effective September 14, 2021:

1. Section 6.1(c) of the Plan is hereby amended in its entirety to read as follows:

“Exercise of Option. Each Award Agreement with respect to an Option shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including without limitation (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, with Shares, with any combination of cash and Shares, or with other legal consideration that the Committee may deem appropriate and to the extent permitted by applicable law, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, or the time or times at which, Shares will be delivered or deemed to be delivered to Participants upon the exercise of such Option. Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option. Notwithstanding the foregoing, except as otherwise specifically approved by the Committee, with respect to any Participant who is subject to Section 16 of the Exchange Act with respect to the Company, such Participant shall pay the exercise price of an Option in (i) cash or (ii) through a broker-assisted sale-to-cover, as elected by such Participant.

2. Section 11 of the Plan is hereby amended in its entirety to read as follows:

“Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including without limitation from a distribution of Shares or cash, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award (including without limitation withholding from any payroll or other payment due to a Participant). This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Notwithstanding the foregoing, except as otherwise specifically approved by the Committee, with respect to any Participant who is subject to Section 16 of the Exchange Act with respect to the Company, such Participant shall satisfy the withholding and other taxes due in connection with any transaction involving an Award in (i) cash or (ii) through a broker-assisted sale-to-cover, as elected by such Participant. Withholding of taxes in the form of Shares with respect to an Award shall not occur at a rate that equals or exceeds the rate that would result in liability accounting treatment.”

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To record the adoption of this Amendment #2 to the Plan, the Board has caused its authorized officer to execute this Amendment.

BIOATLA, INC.

By:

/s/ Jay M. Short, Ph.D.
Jay M. Short, Ph.D. Chief Executive Officer and Director (Principal Executive Officer)